Exhibit 99.1

Bancorp of New Jersey, Inc. Announces Record Quarterly Earnings
& Continued Profitability

October 30, 2009

Fort Lee, NJ — Bancorp of New Jersey, Inc. (NYSE-AMEX: BKJ), holding company for Bank of New Jersey, reported record quarterly net income of $515 thousand, or $0.10 per diluted share, for the quarter ended September 30, 2009, compared to $239 thousand, or $0.05 per diluted share, for the corresponding period in 2008, resulting in an increase of over 115%. Net income for the nine months ended September 30, 2009 was $822 thousand, or $0.16 per diluted share, as compared to $353 thousand, or $0.07 per diluted share, for the nine months ended September 30, 2008, an increase of over 145%. The net income generated during the third quarter of 2009 represents the highest quarterly net income ever achieved by the Company and continues the Company’s trend of profitability.

During the third quarter of 2009, net interest income reached $2.7 million, an increase of more than $800 thousand, or approximately 43.3%, over the $1.9 million of net interest income earned during the third quarter of 2008. During the first nine months of 2009, net interest income increased by 36% and exceeded $6.8 million compared to $5.0 million during the first nine months of 2008. These increases are reflective of management’s focus on and success improving its net interest margin during periods of falling interest rates.

Bancorp of New Jersey’s total assets grew by 6.2% to $322.9 million at September 30, 2009 compared to $304.1 million at December 31, 2008. The Company also experienced strong growth in its loans, deposits, and equity as well. Total loans reached $259.5 million at September 30, 2009 compared to $234.9 million at December 31, 2008, an increase of $24.6 million, or 10.5%. Total deposits increased to $270.9 million at September 30, 2009 from $254.0 million at December 31, 2008, an increase of $16.9 million, or 6.7%. Stockholders’ equity grew to $50.5 million at September 30, 2009 from $47.9 million at December 31, 2008, reflecting an increase of $2.6 million, or 5.5%.

Bank of New Jersey, headquartered at 1365 Palisade Avenue, Fort Lee, New Jersey, offers convenient hours and a high level of service for traditional consumer and commercial products and services. The Bank, currently, has 6 branch offices located in Fort Lee (3 locations), Hackensack, Haworth, and Harrington Park, all in Bergen County, NJ. A seventh location in Englewood, NJ, has received regulatory approvals and is expected to open during the first quarter of 2010.

For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-944-8600

Forward-Looking Statements
This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements. These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from those expected or implied by such forward-looking statements. Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements include pricing pressures on loan and deposit products; competition; changes in economic conditions nationally, regionally and in our markets; the extent and timing of actions of the Federal Reserve Board; changes in levels of market interest rates; customer acceptance of our products and services; credit risks of lending activities; changes in the conditions of the capital markets in general and in the capital markets for financial institutions; and the extent and timing of legislative and regulatory actions and reforms; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission or in other generally disseminated documents. Any statements made that are not historical facts should be considered to be forward-looking statements. You should not place undue reliance on any forward-looking statements. We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

Bancorp of New Jersey, Inc.
Financial Highlights
(unaudited)
(dollars in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
INCOME STATEMENT	2009	2008	2009	2008
Net Interest Income	$2,659	$1,855	$6,848	$5,036
Provision for loan losses	74	88	279	313
Noninterest Expense, net	1,719	1,349	5,166	4,083

Pretax Income	866	418	1,403	640
Tax Expense	351	179	581	287

Net Income	$515	$239	$822	$353

Basic Earnings per Share	$0.10	$0.05	$0.16	$0.07
Diluted Earnings per Share	$0.10	$0.05	$0.16	$0.07

Weighted Average Shares – Basic	5,102	5,048	5,079	5,008
Weighted Average Shares – Diluted	5,102	5,143	5,079	5,077

SELECTED BALANCE SHEET DATA AT END OF PERIOD	9/30/2009	12/31/2008

Total Loans	$259,504	$234,936
Allowance for Loan Losses	2,647	2,371
Investment Securities	24,580	17,731
Total Assets	322,946	304,104
Total Deposits	270,915	254,006
Stockholders’ Equity	50,513	47,864